Exhibit 10.18

June 2013

Quotient Limited

Enterprise Management Incentive Plan

Plan Rules

June 2013

RULES OF THE QUOTIENT LIMITED

ENTERPRISE MANAGEMENT INCENTIVE PLAN

CONTENTS

1.	Definition and Interpretation

2.	Grant of Options

3.	Conditions of Exercise

4.	Individual Limits

5.	Plan Limits

6.	Rights of Exercise and Lapse of Options

7.	Exercise of Options

8.	Takeover Post Listings, Reorganisation and Winding Up

9.	Exchange of Options

10.	Variation of Share Capital

11.	Administration

12.	Amendments

13.	General

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RULES OF THE QUOTIENT LIMITED

ENTERPRISE MANAGEMENT INCENTIVE PLAN

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Plan, the following words and expressions shall, where the context so permits, have the following meanings:

“AIM”	The Alternative Investment Market of the London Stock Exchange;

“Associated Company”	the meaning given by Section 416 of the Taxes Act;

“Committed Time”	the meaning given by paragraph 26 of Schedule 5;

“The Company” or “QL”	Quotient Limited registered in Jersey, Channel Islands with number 109886;

“Connected Person”	the meaning given by Section 839 of the Taxes Act;

“Control” and cognate expressions	the meaning given by Section 840 of the Taxes Act;

“Controlling Interest”	an interest in shares in a company conferring in aggregate more than 75% of the total voting rights conferred by all the issued shares in that company;

“Date of Grant”	the date on which an Option is granted as evidenced by the Option Agreement;

“Directors”	the board of directors for the time being of the Company or, if applicable, a duly authorised committee of it;

“Eligible Employee”	any employee of the Company or of a Qualifying Subsidiary who as such is required to devote to the business of any Group Company at least 25 hours per week or, if less, 75% of his “working time” (as defined in paragraph 27 of Schedule 5) and for this purpose there shall be regarded as time devoted to the business of such Group Company any time which the employee in question would have been required to devote but for injury, ill health or disability, pregnancy, childbirth,

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maternity or paternity leave or parental leave, reasonable holiday entitlement or time not required to be worked during a period of notice of termination of employment but excluding any employee who has a “material interest” (as determined for the purposes of paragraph 29 of Schedule 5) in any group Company;

“EMI Option”	an Option which is a qualifying option within the meaning given in paragraph 1 of Schedule 5;

“Employer Company”	the Company or any other Group Company by which the Option holder is employed;

“Exercise Price”	the price determined by the Directors at which each Share subject to an Option may be acquired (subject to Rule 10 – variation of share capital) and specified at the Date of grant provided that if Shares are to be subscribed, it may not be less than the nominal value of a Share;

“Exit Event”	the first to occur of a Share Sale or a Trade Sale;

“FSMA”	The Financial Services and Markets Act 2000 and every statutory modification or re-enactment of such Act for the time being in force;

“Grantor”	the Company (acting through the Directors) or any other person who, with the prior written consent of the Directors, grants an Option under this Plan;

“Group”	the Company and its subsidiaries;

“Group Company”	the Company or any Subsidiary;

“Internal Reorganisation”	any event, scheme or arrangement whereby:

(i) another company obtains a Controlling Interest in the Company; and

(ii)    immediately afterwards the issued ordinary share capital of such company is owned substantially by the same persons who were equity shareholders of the Company immediately prior to such event, scheme or arrangement; and

(iii) such company offers to grant new options in accordance with Rule 9 in exchange for the release of any Options which have not lapsed;

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“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003;

“Listing”	the admission of all or any of the shares to the Official List or the admission of such shares to trading on AIM or any Recognised Investment Exchange’s market for listed securities, and “Listed” shall be construed accordingly;

“the London Stock Exchange”	London Stock Exchange plc or any of its successors;

“Market Value”	on any day the market value of a Share determined in accordance with paragraphs 5, 55 and 56 of Schedule 5;

“Model Code”	the Model Code for Securities Transactions by Directors of Listed Companies published by the UK Listing Authority;

“Official List”	the official list of the UK Listing Authority;

“Option”	a right to acquire Shares pursuant to this Plan and where the contexts so requires, such term includes EMI Options and Unapproved Options;

“Option Agreement”	the agreement in writing granting an Option pursuant to this Plan entered into by an Eligible Employee and the Grantor in such form as the Directors shall from time to time determine, substantially in the form set out in Schedule 2 to these Rules and in any event containing the information required by Schedule 5;

“Optionholder”	an individual to whom an Option has been granted which has neither lapsed nor been surrendered or exercised;

“Plan”	the Quotient Limited Enterprise Management Incentive Plan, as amended from time to time;

“Qualifying Exchange of Shares”	the meaning given in paragraph 40 of Schedule 5;

“Qualifying Subsidiary”	the meaning given in paragraph 11 of Schedule 5;

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“Recognised Investment Exchange”	the meaning given in Section 841(1) of the Taxes Act;

“Relevant Person”	A Group Company, the Employer Company, the Grantor or the trustees of any trust which is intended to be an employee’s share scheme pursuant to Section 743 of the Companies Act 1985;

“Rules”	the rules of the Plan as amended from time to time;

“Schedule 5”	Schedule 5 of ITEPA;

“Share Sale”	other than an Internal Reorganisation, the sale of any shares in the capital of the Company (in one transaction or as a series of transactions) which will result in the purchaser of such shares and persons Connected with him together having an interest directly or indirectly in shares in the Company conferring in aggregate more than 50% of the total voting rights conferred by all the issued shares in the Company;

“Shares”	fully paid Ordinary Shares in the capital of the Company which are non-redeemable within the meaning of paragraph 35 of Schedule 5 and the expression “Share” shall be construed accordingly;

“Start Date”	the date of commencement of the Optionholder’s employment with the Company or a Qualifying Subsidiary

“Subsidiary”	any company which the Company Controls (on its own or together with any Connected Person);

“Trade Sale”	the sale of the whole or substantially the whole of the undertaking, business of the Group;

“Taxes Act”	the Corporation Taxes Act 2009;

“Tax Liability”	Any liability to account for any tax, national insurance, social security or other levy in respect of the Option by a Relevant Person whether arising by reason of grant, exercise, cancellation or otherwise, including for the avoidance of doubt:

(i)     any liability to pay secondary Class 1 National Insurance Contributions for which an agreement has been entered into under paragraph 3A or 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992; and

(ii)    any liability arising after termination of an Optionholder’s employment for whatever reason and which may arise or be incurred in any jurisdiction whatever, and by the law of the same jurisdiction may or shall be recovered from the person entitled to the Option but subject to (a) above, not including any secondary Class 1 National Insurance Contributions;

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“UK Listing Authority”	the Financial Services Authority acting in its capacity as the component authority for the purposes of FSMA and in the exercise of its functions in respect of the admission to the Official List otherwise than in accordance with the FSMA including, where the context so permits, any committee, employee, officer or servant to whom any function of the UK Listing Authority may for the time being be delegated;

“Unapproved Option”	an Option which at the date of Grant is not an EMI Option;

“Vested”	in relation to an Option, that the Option has become exercisable in whole as a result of vesting conditions specified by the Directors in accordance with Rule 2.9 and set out in a schedule (“Vesting Schedule”) to the Option Agreement having been satisfied and “Vesting” shall be construed accordingly;

“Working Time”	the meaning given in paragraph 27 of Schedule 5.

1.2	The Interpretation Act 1978 shall apply hereto as it does to an Act of Parliament. Any references to any statutory provision are to that provision as amended or re-enacted from time to time.

1.3	Unless the context otherwise requires, words in the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and vice versa and the headings set out below are for guidance only and shall not be used as an aid to the construction of these provisions.

1.4	For the purposes of Unapproved Options, the provisions of Schedule 5 (as from time to time amended) shall not apply.

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2.	GRANT OF OPTIONS

2.1	Subject to the limitations set out in this Rule 2, the directors, from time to time in their absolute discretion may select any number of persons who are, at the intended Date of Grant, Eligible Employees and invite each such Eligible Employee to enter into an Option Agreement. The invitation shall be substantially in the form set out in Schedule 1 to these Rules and shall be accompanied by the proposed Option Agreement.

2.2	Provided an Option Agreement is duly executed by the Grantor and the Eligible Employee in question within the number of days specified in the letter of invitation sent to the Eligible Employee, the Date of Grant of such Option shall be the date on which that Option Agreement is executed.

2.3	The Option Agreement shall serve as evidence of the grant of the Option and accordingly no further certificate shall be issued to the Optionholder. If an Option Agreement is not duly executed by the Grantor and the Eligible Employee in question within the number of days specified in the letter of invitation sent to the Eligible Employee the invitation shall lapse and no Option shall be granted or be deemed to have been granted to that Eligible Employee.

2.4	Subject to any rights of a deceased Optionholder’s Personal Representatives every Option shall be personal to the Eligible Employee to whom it is granted and shall not be capable of being transferred, assigned or charged or otherwise alienated.

2.5	The Grantor may grant an EMI Option to an Eligible Employee only if all of the following conditions are satisfied immediately prior to the grant of the proposed EMI Option:

(a)	the Directors have satisfied themselves that it is being granted for commercial reasons in order to recruit or retain the Eligible Employee and not as part of a scheme or arrangement the main purpose, (or one of the main purposes), of which is the avoidance of tax;

(b)	the Company meets the independence requirement of paragraph 9 of Schedule 5;

(c)	the Company meets the trading activities requirement of paragraph 13 of Schedule 5 (where it has no subsidiaries) or paragraph 14 of Schedule 5 (where it has one or more Subsidiaries)

(d)	the gross assets of the Company do not exceed £30 million (or such other amount as may at the time specified in paragraph 12 of Schedule 5). For these purposes “gross assets” means:

(i)	the sum of all fixed and current assets of the Company; or

(ii)	if the Company is a member of a group of companies, the sum of the fixed assets and current assets of all the group companies excluding any member’s rights against, or share in the securities of, another group company

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determined in accordance with HM Revenue & Customs Statement of Practice 2/00 or its successors; and

(e)	the qualifying subsidiaries requirement of paragraph 10 of Schedule 5 is satisfied.

2.6	An Option shall not be granted unless the Grantor is satisfied at the relevant time (if then applicable) that such grant would not be in breach of the Model Code or any other applicable laws, codes or regulations relating to the acquisition of securities including an internal code of the Company.

2.7	If HM Revenue and Customs gives notice to the Company and/or the Optionholder that the requirements of Schedule 5 have not been satisfied in relation to an EMI Option and any appeal against such decision is unsuccessful, then upon the date of such notice or, if an appeal against the decision is made, upon the date on which such appeal fails, that Option may at the discretion of the Directors be deemed never to have been granted.

2.8	It shall be a term of the Option that if so requested by the Directors the Optionholder shall immediately upon exercise of the Option enter into an irrevocable joint election with the Company pursuant to section 431 of ITEPA in a form specified by the Directors that for the relevant tax purposes the market value of the Shares acquired is to be calculated as if the shares were not restricted securities (as defined in section 423 of ITEPA) and sections 425 to 430 of ITEPA are not to apply to such Shares.

2.9	The Directors may, as they think fit, impose conditions as to the extent to which an Option shall become exercisable on specific events occurring and/or after specified periods of time and the effect of such vesting conditions shall be that, unless otherwise set out in these Rules, the provisions for exercise of any Option under these Rules shall have effect only to the extent that such Option has Vested in accordance with such conditions. Any Vesting conditions that apply to an Option shall be set out in the Vesting Schedule to the Option Agreement.

2.10	Each Option shall be granted on terms that each Optionholder agrees to indemnify and keep indemnified the Company, and any other Group Company and any other relevant person to the extent permitted by law in respect of any Tax Liability, and that upon exercise of an Option the provisions of Rule 7.5 shall apply. The Option Agreement shall include provisions to this effect.

2.11	The Shares subject to the Option shall, following exercise be subject to (a) the Company’s articles of association as in force from time to time and (b) any agreement between the Company and its shareholders and any document amending or replacing the same and such other restrictions as may be set out in the Option Agreement.

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3.	CONDITIONS OF EXERCISE

3.1	An Option shall only be exercisable to the extent that the Option has Vested provided that notwithstanding anything else in these Rules where events happen which cause the Directors to consider that the Vesting conditions are no longer appropriate, the Directors may vary the conditions or criteria to the extent that it considers appropriate provided that it reasonably considers the conditions or criteria as varied are no more difficult nor easier to satisfy than when first imposed.

3.2	The Grantor shall notify all relevant Optionholders in writing of any amendment, relaxation or waiver of any conditions made pursuant to Rule 3.1.

4.	INDIVIDUAL LIMITS

Any EMI Option granted under this Plan shall be limited and take effect so that immediately following such grant it does not exceed the limits specified in paragraphs 5 and 6 of Schedule 5.

5.	PLAN LIMITS

5.1	At any time, the aggregate Market Value of Shares subject to

(a)	all unexercised EMI Options; and

(b)	all other unexercised qualifying option within the meaning given in paragraph 1 of Schedule 5,

shall not exceed £3 million (or such other amount as may from time to time be specified in paragraph 7 of Schedule 5).

5.2	For the purposes of Rule 5.1 above, the Market Value of the Shares subject to an EMI Option or other qualifying option shall be their Market Value at the date on which the relevant EMI Option was granted.

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6.	RIGHTS OF EXERCISE AND LAPSE OF OPTIONS

6.1	Subject to Rule 7.2, an Option may only be exercised:

(a)	save where exercise is allowed pursuant to Rule 6.2, 6.3, or Rule 8 on or after the occurrence of the earliest of the following:

(i)	an Exit Event; or

(ii)	the date (if any) no later than ten years after the Date of Grant as determined by the Directors and set out in the Option Agreement;

(b)	in the event of a Share Sale (or in the case of Rule 6.3 where there is expected to be a Share Sale), provided the Optionholder has agreed in writing prior to exercise in a manner acceptable to the Directors to sell the Shares the Optionholder obtains on exercise to the purchaser or offeror (or one of them) of the share capital of the Company on terms that are no less favourable to those applying to holders of the Shares immediately prior to the Share Sale;

(c)	in the event of a Listing, subject to Rule 7.8, in three equal instalments on the first, second and third anniversaries of the date of grant of option,

(d)	by an Optionholder while he is an officer or employee of a Group Company except where exercise is allowed as described in Rules 6.2;

(e)	except where otherwise provided in Rules 6.2, 8 and 9, if any vesting conditions is satisfied or waived;

6.2	If an Optionholder ceases to hold office or employment with a Group Company for any reason then he may only exercise his Option (if at all) in relation to such Shares and within such time period, as the Directors shall in their absolute discretion determine and notify to him. The Option will lapse and cease to be exercisable, to the extent not exercised, at the end of any period so notified to him.

6.3	If the Directors become aware that another company or person or persons have made an offer or offers to acquire such proportion of the issued share capital of the Company as would on completion amount to a Share Sale, the Directors may, in their absolute discretion, allow Options to be exercised either;

(a)	prior to such event but conditional on the event occurring; or

(b)	where to do otherwise would result in a loss of a corporation tax deduction pursuant to Schedule 23 of the Finance Act 2003, immediately prior to such event.

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Should the Directors determine that this Rule will apply the Optionholder shall be notified in writing as soon as possible and in any event with sufficient time to exercise their Options. Such exercise of Options shall be done in accordance with any procedure set down by the Directors but shall, notwithstanding Rules 7.1 and 7.2, only become effective and unconditional on the occurrence of the event in question (where Rule 6.3 (a) applies) or at the date and time specified in the notice (where Rule 6.3 (b) applies). If such event does not occur (where Rule 6.3 (a) applies) or if, at the date and time specified in the notice to Optionholders such event has, in the opinion of the Directors, become unlikely (where Rule 6.3 (b) applies) then the exercise of the Options shall be deemed to be invalid and any funds paid by the Optionholders to the Company shall be returned immediately.

6.4	Notwithstanding any other provision of these Rules an Option shall lapse on the occurrence of the earliest of the following:

(a)	the tenth anniversary of the Date of Grant;

(b)	one year after the death of the Optionholder;

(c)	the date on which the Optionholder ceases to hold any office or employment with a Group Company or gives or is given notice to cease his office or employment with a Group Company for any reason other than those given pursuant to Rule 6.2;

(d)	forty days after an employee ceases to hold any office or employment with a Group Company in circumstances where Rule 6.2 applies;

(e)	except where there has been an exchange of options in accordance with Rule 9 or Rule 6.3 has been invoked, forty days after the date of an Exit Event;

(f)	where Rule 6.3 is invoked, a Share Sale, except to the extent an Option exchanged (or the Optionholder has conditionally agreed to such exchange where Rule 9.5 applies), in accordance with rule 9;

(g)	the expiry of any of the applicable periods specified in Rule 8 except to the extent an option is exchanged in accordance with Rule 9;

(h)	two months following an Internal Reorganisation except to the extent an Option is exchanged in accordance with Rule 9;

(i)	subject to Rule 8.5 the date on which a resolution is passed, or an order is made by the Court, for the compulsory winding up of the Company; and

(j)	the date on which the Optionholder becomes bankrupt or does or omits to do anything as a result of which he is deprived of the legal or beneficial ownership of the Option.

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6.5	For the purposes of this Rule 6 the Optionholder ceases to hold office or employment with a Group Company on the date that the Optionholder no longer holds any office or employment with any Group Company.

6.6	For the purposes of determining an Optionholder’s entitlement to exercise an Option pursuant to this Plan, an Optionholder shall not be treated as having ceased to hold employment solely by reason of being absent during any period of parental or maternity leave taken in accordance with the Employment Rights Act 1996 (as amended by the Employment Relations Act 1999) and the Maternity and Parental Leave Etc Regulations 1999.

6.7	An Optionholder who is absent from their office or employment because of any entitlement either by contract or by virtue of Chapter 11 of Part VIII of the Employment Rights Act 1996 to return to work shall be deemed for the purposes of these Rules not to have ceased to hold office or be employed by any Group Company until such time as the Optionholder is no longer entitled to return to work.

7.	EXERCISE OF OPTIONS

7.1	Subject to Rules 7.4, 7.5 and 7.7 an Option shall be exercisable in whole (or in part) by notice in writing (in the form prescribed by the Company from time to time) given by the Optionholder to the Company. Unless and to the extent the Directors decide otherwise, the notice of exercise of the Option shall be accompanied by a remittance in cleared funds for the aggregate of the Exercise Prices payable.

7.2	An Option shall only be exercisable to the extent that the Option has vested.

7.3	Subject to Rules 7.4 and 7.5, within 30 days of the Option exercise the Directors shall allot or procure the transfer of the Shares in respect of which the Option has been validly exercised and shall issue a definitive certificate or such other acknowledgement of shareholding as is from time to time permitted in respect of the Shares allotted or transferred, unless the Directors consider that such allotment or transfer would not be lawful in the relevant jurisdiction.

7.4	The Grantor may require as a condition of exercise that the Optionholder shall meet the Relevant Person’s Secondary Class 1 National Insurance Contributions due on the exercise, cancellation or release of the Option. For this purpose, the Optionholder may be required, if requested by the Relevant Person at any time before the exercise, cancellation or release of the Option, to enter into an agreement to reimburse or an election to transfer liability for such Secondary Class 1 National Insurance Contributions in a form approved by HM Revenue & Customs and acceptable to the Relevant Person and to enter into such arrangements as may be approved by HM Revenue & Customs in order to secure that the payment of such liabilities is made on a timely basis.

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7.5	The Optionholder shall be responsible for and shall indemnify the relevant person in respect of any Tax Liability which becomes due on the grant, exercise or release of an Option. Without prejudiced to the generality of the foregoing the Optionholder will be deemed to have given irrevocable instructions to the Company Secretary or the Company’s brokers (or any other person acceptable to the Company) for the sale of sufficient Shares acquired on the exercise of the Option to realize an amount equal to the Tax Liability, and for the payment of the Tax Liability to the Relevant Person unless:

(a)	the Relevant Person is able to deduct an amount equal to the whole of the Tax Liability from the Optionholder’s net pay for the relevant pay period; or

(b)	the Optionholder has paid to the Relevant Company an amount equal to the Tax Liability; or

(c)	the Grantor determines otherwise

and, in the case of an exercise of an Option, that Option shall not be capable of exercise until this Rule 7.5 has been complied with.

7.6	Shares allotted under this Plan shall rank pari passu in all respects with the Shares of the same class for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of allotment and in the case of a transfer of existing Shares the transferee shall not acquire any rights attaching to such Shares by reference to a record date prior to the date of such transfer.

7.7	If the Shares are listed on the London Stock Exchange or any similar exchange, the Company shall apply for any Shares allotted under this Plan to be admitted to the Official List or any similar list as the case may be.

7.8	The exercise of any Option (in whole or in part) shall not be permitted at a time when (if the applicable) such exercise would be in breach of the Model Code or any other applicable laws, codes or regulations relating to the acquisition of securities, including the internal code of the Company.

8.	TAKEOVER POST LISTING, REORGANISATION AND WINDING UP

8.1	Following a Listing or where there has been an exchange of Options in accordance with Rule 9 (other than pursuant to an Internal Reorganisation) and in either case subject to Rules 8.3 and 8.7 below, if any person obtains Control of the Company as a result of making, either:

(a)	a general offer to acquire the whole of issued ordinary share capital of the Company (which is either unconditional or made on a condition such that if it is satisfied the person making the offer will have Control of the Company); or

(b)	a general offer to acquire all the shares in the Company which are of the same class as the Shares, (in either case disregarding any shares already owned by it or by any company associated with it),

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the Options may be exercised within forty days of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

8.2	For the purpose of Rule 8.1:

8.2.1	a person shall be deemed to have obtained Control of the Company if he and others acting in concert (as defined by the City Code on Takeovers and Mergers) with him have together obtained Control of it; and

8.2.2	a person shall be deemed to have obtained Control of the Company as a result of making a general offer where such person acquires more than 50% of the issued ordinary share capital of the Company pursuant to an agreement to acquire the same (the “Sale Agreement”) between such person and one or more shareholders of the Company and in such circumstances the forty day period referred to in Rule 7.1 shall run from the date the Sale Agreement is completed.

8.3	Following a Listing or where there has been an exchange of Options in accordance with Rule 9 (other than pursuant to an Internal Reorganisation) and in either case subject to Rule 8.7, if any person becomes bound or entitled to acquire Shares under sections 428 to 430F of the Companies Act 1985, Options may be exercised at any time within the period of four weeks beginning on the date on which that person first becomes so bound or entitled.

8.4	Except in the case of an Internal Reorganisation, if under Section 425 of the Companies Act 1985 it is proposed that the Court sanctions a compromise or arrangement for the purposes of or in connection with the reconstruction of the Company or its amalgamation with any other company or companies the following shall apply:

8.4.1	the Company shall notify all Optionholders at the same time as it sends notices to members of the Company calling the meeting to consider such a compromise or arrangement;

8.4.2	subject to Rule 8.7, Options may then be exercised conditional on such compromise or arrangement being sanctioned by the Court and becoming effective;

8.4.3	to the extent unexercised Options shall lapse conditionally on the compromise or arrangement being sanctioned by the Court and becoming effective; and

8.4.4	after exercising an Option the Optionholder shall transfer or otherwise deal with the Shares issued to him so as to place him in the same position (so far as possible) as would have been the case if such Share had been subject to such compromise or arrangement.

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8.5	If notice is duly given on a resolution for the voluntary winding-up of the Company, the Company shall notify all Optionholders. Subject to Rule 8.7, Options may then be exercised until the resolution is duly passed or defeated or the meeting concluded or adjourned sine die provided that the exercise of an Option pursuant to this Rule shall be conditional upon the resolution being duly passed. If the resolution is duly passed all Options shall, to the extent that they have not been exercised, lapse immediately.

8.6	If the Directors become aware that the Company is expected to be, or has been, affected by any demerger, dividend in specie, super dividend or other transaction which, in the opinion of the Directors, could affect (or has affected) the current or future value of any Option, the Directors may, acting fairly, reasonably and objectively, allow Options to be exercised to such extent and subject to such conditions as it determines. The Directors will specify the period of exercise of such Options and whether the Options will lapse at the end of the period. The Directors will notify any Optionholder who is affected by this Rule.

8.7	Where Rules 8.1, 8.3, 8.4 or 8.5 apply, an Option may only be exercised having regard to the extent to which any Vesting condition has been satisfied at the date of the relevant event unless and to the extent the Directors determine otherwise.

9.	EXCHANGE OF OPTIONS

9.1	If

(a)	Options become exercisable by reason of a Share Sale or under Rules 8.1, 8.3, 8.4 and a company obtains Control of the Company; or

(b)	a Company obtains Control as a result of an Internal Reorganisation; or

(c)	there is a Qualifying Exchange of Shares;

any Optionholder, may with the agreement of the relevant Company (the Acquiring Company) at any time within 40 days of the Acquiring company obtaining Control of the Company release his Option (“the Old Option”) in consideration of the grant to him of a new option (“the Replacement Option”) which is equivalent to the Old Option.

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9.2	In the case of an Old Option that is an EMI Option, a new option shall only qualify as a Replacement Option if there is a “company reorganization” as defined in paragraph 39(2) of schedule 5 and the requirements of Rule 9.1 above are met, and:

(a)	the Replacement Option is granted to the holder of the Old Option by reason of his employment:

(i)	with the Acquiring Company; or

(ii)	if the Acquiring Company is a parent company, with that company or any other company which the Acquiring Company controls (on its own or together with any Connected Person)

(b)	at the time of the release of rights under the Old Option, the requirements of:

(i)	paragraph 4 of Schedule 5 (purpose of granting the option); and

(ii)	paragraph 7 of Schedule 5 (Maximum value of options in respect of relevant company)

are so far as relevant met in relation to the Replacement Option;

(c)	at that time, the independence requirement and the trading activities requirement as set out in paragraphs 9 and 13 to 23 (inclusive) respectively of Schedule 5 are met in relation to the Acquiring Company;

(d)	at that time, the individual to whom the Replacement Option is granted is an Eligible individual in relation to the Acquiring Company;

(e)	at that time, the requirements of Part 5 of Schedule 5 are met in relation to the Replacement Option;

(f)	the total Market Value, immediately before the release, of the Shares which were subject to the Old Option is equal to the total Market Value, immediately after the grant, of the Shares in respect of which the Replacement Option is granted; and

(g)	the total amount payable by the Eligible Individual for the acquisition of Shares in pursuance of the Replacement Option is equal to the total amount that would have been payable for the acquisition of Shares in pursuance of the Old Option.

9.3	Unless and to the extent that the Directors shall in their discretion decide otherwise where an Old Option is released pursuant to Rule 9.1 any conditions imposed or dates determined by the Grantor pursuant to Rule 3.1 shall cease to apply forthwith.

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9.4	Where any Replacement Options are granted pursuant to Rule 9.1 they shall be regarded for the purposes of the subsequent application of the provisions of this Plan as having been granted at the time when the corresponding Old Options were granted and, with effect from the date on which the Replacement Option is granted:

(a)	references to “the Company” (including the definition in Rule 1) shall subject to Rule 9.5 be construed as being references to the Company whose shares the Replacement Option relates; and

(b)	references to “Shares” (including the definition in Rule 1) shall be construed as being references to Shares in the Acquiring Company to which the Replacement Option relates.

9.5	If circumstances arise which in the reasonable opinion of the Directors are likely to result in Rule 9.1 applying, the relevant company may in its absolute discretion and with the agreement of the Directors offer New Options conditional on the event in Rule 9.1 occurring. Where such offer is made the Optionholders shall be notified in writing as soon as possible and in any event with sufficient time to accept the New Options. Such exchange of Options shall be done in accordance with the procedure set down by the relevant Company and the Directors but shall only become effective and unconditional on the occurrence of the event in question. If such event does not occur then the conditional exchange of Options shall be deemed to be invalid and the Old Options shall continue unaffected.

10.	VARIATION OF SHARE CAPITAL

10.1	In the event of any capitalization, rights issue, consolidation, subdivision, reduction or other variation of the share capital of the Company:

(a)	the number of Shares comprised in an Option;

(b)	the Exercise price in respect of such Shares; and

(c)	where an Option has been exercised pursuant to the provisions of these Rules but no Shares have been allotted or transferred in satisfaction of such exercise, the number of Shares to be so allotted or transferred and the Exercise price in respect of such Shares, may, subject to the prior approval of HM Revenue & Customs in the case of EMI Options only, be varied in such manner as the Directors shall, acting fairly and reasonably, determine provided that (except as provided in Rules 10.2 and 10.3) no variation shall be made which would result in the Exercise Price for an allotted Share being less than its nominal value.

June 2013

10.2	Any adjustment made to the Exercise price of unissued Shares which would have the effect of reducing the Exercise price to less than the nominal value of the Shares shall only be made if and to the extent that the Directors are authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Exercise Price. The Directors may apply such sum in paying up such amount on such Shares so that on the exercise of any Option in respect of which such a reduction shall have been made, the Directors shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

10.3	Where an Option subsists over both issued and unissued Shares, an adjustment may only be made under Rule 10.2 if the reduction of the Exercise Price in relation to Options over both issued and unissued Shares can be made to the same extent.

10.4	The Directors may take such steps as they consider necessary to notify Optionholders of any adjustment made under this Rule 10 and to call in, cancel, endorse, issue or re-issue any Agreement consequent upon such adjustment.

11.	ADMINISTRATION

11.1	The Directors shall have power from time to time to make and vary such regulations (not being inconsistent with this Plan) for the implementation and administration of this Plan and/or the Agreement as they think fit.

11.2	The decision of the Directors shall be final and binding in all matters relating to this Plan.

11.3	The costs of establishing and administering this plan shall be borne by the Company.

11.4	The Company may, but shall not be obliged to, provide Employees or Optionholders with copies of any notices, circulars or other documents sent to shareholders of the Company.

11.5	Within 92 days (or such longer periods as may from time to time be permitted by Schedule 5) of granting an EMI Option under this Plan notice shall be given to HM Revenue & Customs by the Employer Company which shall contain:

(a)	information required by HM Revenue & Customs pursuant to paragraph 44 of Schedule 5;

(b)	a declaration from a Director or the Company Secretary of the Employer Company, that in his option the requirements of Schedule 5 have been met in relation to an EMI Option under this Plan and that to the best of his knowledge the information provided is correct and complete; and

(c)	a declaration from the Optionholder to whom the EMI Option is granted that he meets the Committed Time requirement.

June 2013

12.	ADMENDMENTS

12.1	Notwithstanding Rule 12.2, if HM Revenue & Customs raise a notice of enquiry pursuant to paragraph 46 of Schedule 5 and conclude that the requirements of Schedule 5 have not been met in relation to this Plan and/or the Agreement (as the case may be) the Directors may alter the Rules of this Plan as may be necessary to ensure that the requirements of Schedule 5 have been met.

12.2	The Directors may alter or add to all or any of the Rules of this Plan in any respect with effect from a current, future or past date by a resolution of the Directors provided that where any alteration would abrogate or adversely affect the subsisting rights of an Optionholder it will not be effective unless such alteration is made with the consent in writing of the Optionholder.

12.3	The Directors may alter or add to all or any of the provisions of this Plan and/or Agreement and the terms of any Options as they consider necessary or desirable in order to:

(a)	make the administration of this Plan more effective or easier;

(b)	comply with or take account of the provisions of any proposed or existing legislation;

(c)	obtain or maintain favourable tax or regulatory treatment for the Company or any Group Company or any Optionholder,

without the need for the prior approval of the Company in General Meeting or the consent of Optionholders provided that such amendments or additions do not affect the basic principles of this Plan and/or Agreements.

12.4	Written notice of any amendment to this Plan shall be given to all Optionholders affected thereby.

13.	GENERAL

13.1	This plan shall commence upon the date the Company adopts this Plan and shall terminate on the expiry of the period of ten years from such date. On termination no further Options may be granted but such termination shall be without prejudice to any accrued rights in existence at the date thereof.

13.2	The Company will at all times keep available sufficient authorised and unissued Shares, or shall ensure that sufficient Shares will be available, to satisfy the exercise to the full extent still possible of all Options not lapsed pursuant to the provisions of these Rules, taking account of any other obligations of the Company to issue Shares.

June 2013

13.3	Notwithstanding any other provision of this Plan;

(a)	this Plan shall not form part of any contract of employment between any Group Company and any employee of any such Company and the rights and obligations of any individual under the terms of his office or employment with any Group Company shall not be affected by his participation in this Plan or any right which he may have to participate in it and this Plan shall afford such an individual no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason whatsoever, including if such termination of employment was lawful or unlawful;

(b)	no Optionholder shall be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to exercise an Option in consequence of the loss or termination of his office or employment with any Group Company for any reason whatsoever including if such termination of employment was lawful or unlawful;

(c)	this Plan shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against any Group Company directly or indirectly, or give rise to any cause of action at law or in equity against any Group Company.

13.4	Save as otherwise provided in this Plan any notice or communication to be given by the Company to any Eligible Employee or Optionholder may be personally delivered or sent by fax or by ordinary post to his last known address. Where a notice or communication is sent by post it shall be deemed to have been received 48 hours after the same was put into the post properly addressed and stamped and where a notice or communication is sent by fax it shall be deemed to have been received at the time when it was sent. Share Certificates and other communications sent by post will be sent at the risk of the Eligible Employee or Optionholder concerned and the company shall have no liability whatsoever to any such person in respect of any notification, document, Share Certificate or other communication so given, sent or made.

13.5	Any notice to be given to the Company shall be delivered or sent by either post or fax to the Company at its registered office and shall be effective upon receipt.

13.6	This Plan and all Options granted under it shall be governed by and construed in accordance with English law.

June 2013

Invitation

[On Headed Notepaper of Quotient Biodiagnostics Holdings Limited]

Dear Name of employee

QUOTIENT LIMITED - ENTERPRISE MANAGEMENT INCENTIVE PLAN (“PLAN”)

I am pleased to advise you that the board of directors of Quotient Limited (“Company”) has resolved to invite you to apply for the grant of an Option pursuant to the terms of the Plan to acquire such number of Ordinary shares of nil par value (“Shares”) at a price of £— per Share.

The attached written Agreement (“Agreement”) is in the form of a deed between the Company and you which sets out that the terms upon which the Option is granted. Also enclosed is a copy of the rules of the Plan.

You should read the enclosed Agreement and the rules carefully and, if you wish to accept the Option, sign the Agreement in the presence of an independent witness (who should add his or her name, address and occupation where indicated) and then return the Agreement to {insert name} no later than {insert date – see Rule 2.2}. If you do not return the duly signed Agreement to {insert name} by {same date} then this invitation will lapse and you will no longer be entitled to the Option. If you do return a duly signed Agreement to {insert name} by {same date} the Option will be granted to you on the date upon which the Agreement is executed (which will be the date on which the Company enters a date on the Agreement).

You should note in particular that the agreement includes a requirement that you make a payment to the Company or your employer or certain other persons (as appropriate) in respect of any income tax collectable under PAYE and employee’s and employer’s national insurance contributions which may arise on the exercise, assignment or release of, or receipt of a benefit in connection with, your Option. This is referred to in Rules 7.4 and 7.5, which you should read.

Following receipt of the duly executed Agreement by {insert name}, a copy will be returned to you for your safekeeping. This will be evidence of your entitlement to the Option.

Please address any queries which you may have about the operation of the Plan or the Agreement to {insert name}.

Yours sincerely

for and on behalf of Quotient Biodiagnostics Holdings Limited

June 2013

Dated	2013

(1) QUOTIENT LIMITED

And

(2) [EMPLOYEE]

DEED OF AGREEMENT

Granting an EMI Option pursuant to the

Quotient Limited

Enterprise Management Incentive Plan

June 2013

Option Agreement

This Deed of Agreement is made on              2013

BETWEEN:

(1)	QUOTIENT LIMITED (Company Number 109886) whose registered office is at PO Box 1075, Elizabeth House, 9 Castle Street, St Helier, Jersey JE4 2QP, Channel Islands (the “Company”); and

(2)	of (“Employee”).

BACKGROUND

A. This Option is granted:

(a)	pursuant to and subject to the rules of the Quotient Limited Enterprise Management Incentive Plan (“Plan”) established pursuant to schedule 5 (“Schedule 5”) to the Income Tax (Earning and Pensions) Act 2003 (“ITEPA”) a copy of the rules which are available on request (which provides for the grant of options for commercial reasons in order to recruit and retain employees); and

(b)	under the provisions of Schedule 5 to ITEPA.

B. The market value of a Share for the purposes of this Plan on the date of grant of this Option is £— per Share.

C. The articles of association of the Company form part of this agreement and are available on request.

D. The Employee is employed by a Group Company at the date of this agreement.

BY THIS DEED IT IS AGREED AS FOLLOWS

1.	DEFINITIONS AND INTERPRETATION

In this agreement:

1.1	unless the context requires otherwise words and expressions defined in the Rules of the Plan shall have the same meanings in this agreement.

1.2	The following words and expressions shall have the following meanings:

“Date of Grant” means the date of grant of the Option being the date of this agreement;

“Option Price” means £— per Share;

“Share” means a fully paid up ordinary share of nil par value each in the capital of the Company having the rights and being subject to the provisions and restrictions set out in the Company’s articles of association a copy of which are available on request;

1.3	the provisions of Rules 1.2 to 1.4, Rule 11.5 and Rule 12 of the Plan shall apply mutatis mutandis to this agreement.

June 2013

2.	GRANT OF OPTION

The Company grants to the Employee the Option to acquire — Shares at the Option Price.

3.	EXERCISE OF OPTION

3.1	The Option is exercisable in accordance with Rules 6, 7 and 8 of the Plan.

3.2	In the event of a Listing, the Option is exercisable in three equal instalments on the first, second and third anniversaries of the date of grant.

3.3	For the avoidance of doubt and for purposes of Rule 6.1 (a)(ii), the Optionholder may, in the absence of an earlier Exit Event or a Listing, exercise his Option in the six-month period prior to the tenth anniversary of the Date of Grant.

3.4	For the avoidance of doubt, the Directors have not imposed any additional vesting Conditions pursuant to Rule 2.9 of the Plan.

4.	PAYE AND EMPLOYEE’S NATIONAL INSURANCE CONTRIBUTIONS

4.1	In accordance with rules 7.4 and 7.5 of the Plan, the Employee agrees that he shall reimburse the Relevant Person for any Tax Liability including any secondary Class 1 national insurance contributions payable on the exercise, assignment or release of the Option and the definition of “Tax Liability” in the Rules shall be construed accordingly. It is a condition of the exercise of the Option that, if required by the Company the Optionholder enters into an election pursuant to paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992 or such other agreement as may be necessary to ensure such liability is properly transferred.

4.2	The Employee agrees that if requested to do so by the Directors he shall immediately upon exercise of the Option enter into an irrevocable joint election with the Company pursuant to section 431 of ITEPA in a form specified by the Directors that for the relevant tax purposes the market value of the Share acquired is to be calculated as if the Share were not restricted securities (as defined in section 423 of ITEPA) and sections 425 to 430 of ITEPA are not to apply to such Shares.

June 2013

5.	EMI QUALIFYING STATUS

Whilst it is intended that this Option shall constitute a qualifying Option for the purposes of Schedule 5, the Employee acknowledges that the Company does not warrant that the Company is, nor that it shall remain, as a qualifying company for the purposes of Schedule 5 and the Company does not warrant that the Employee will benefit from any particular tax relief in relation to the Option. The Employee shall not have any claim against the Company or any Subsidiary in the event that the Option is not at the Date of Grant, or subsequently ceases to be, a qualifying option within Schedule 5.

6.	RIGHTS OF THIRD PARTIES

A person who is not a party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this deed.

7.	GENERAL

7.1	The shares acquired pursuant to the Option shall be subject to (a) the Company’s articles of association as in force from time to time, and (b) any agreement between the Company and its shareholders and any document amending or replacing the same.

7.2	This Agreement shall be governed by and construed in accordance with the law of England. The Employee, the Company and any other Group Company shall submit to the jurisdiction of the English courts in relation to anything arising or under the Plan or the Agreement.

8.	STAMP DUTY

It is certified that the transaction effected by this agreement falls within category L in the Schedule to the Stamp Duty (Exempt Instruments) Regulations 1987.

June 2013

EXECUTED as a deed (but not delivered until the first date written on this deed) by QUOTIENT LIMITED:

Director

Signature:

Name (block capitals):

Director/Secretary

Signature:

Name (block capitals):

EXECUTED as a deed by (but not delivered until the first date written on this deed) in the presence of:

Witness signature:

Witness Name:

Address:

Occupation: